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                        JAECKLE FLEISCHMANN & MUGEL, LLP               Exhibit 8
                          A T T O R N E Y S  A T  L A W

   FLEET BANK BUILDING TWELVE FOUNTAIN PLAZA BUFFALO, NEW YORK 14202-2292 USA
                      TEL (716) 856-0600 FAX (716) 856-0432


                               December 14, 1999



Parkway Properties, Inc.
One Jackson Place, Suite 1000
188 East Capitol Street
Jackson, MS 39201-2195

                  Re: Certain Federal Income Tax Matters
                      ----------------------------------

Ladies and Gentlemen:

                  We are legal counsel to Parkway Properties, Inc., a Maryland corporation (the "Company"), and have represented the Company in connection with the preparation of its Registration Statement on Form S-3 (the "Registration Statement"), relating to the registration of 1,000,000 shares of common stock, par value $0.001 per share of the Company that may be issued by the Company pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan"). You have requested our opinion on certain federal income tax matters in connection with the Plan.

                  In rendering this opinion, we have reviewed (i) the Registration Statement; (ii) the Company's Articles of Incorporation and the Certificates of Incorporation or other organizational documents of each Subsidiary, as amended; (iii) the Company's Bylaws and the Bylaws of each Subsidiary, as amended; (iv) the partnership agreements for partnerships in which the Company or a Subsidiary is a partner; (v) the operating agreements for limited liability companies in which the Company or a Subsidiary is a member; and (vi) the Company's Federal Income Tax Returns for the years ended December 31, 1996, 1997 and 1998.

                  We have reviewed with management of the Company the investments and operations of the Company and its subsidiaries. We have also reviewed certain documents of the Company and its subsidiaries relating to the ownership and operation of selected real estate properties and other investments, including management agreements and partnership agreements relating to such properties and forms of leases relating to the Company's or its subsidiaries' interest in such properties, and we rely upon representations made to us by management of the Company that such documents are representative of those existing and in effect with respect to other properties of the Company and its subsidiaries. Our discussions with management focused on, among other things, the number and holdings of stockholders of
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Parkway Properties, Inc.
December 14, 1999
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the Company; the actual and proposed distribution policy of the Company; various record keeping requirements; the composition of the assets of the Company; the magnitude of personal property included in its or its subsidiaries' real property leases; the income generated from subleases of its real property; and other matters which we deem relevant and upon which we rely for purposes of rendering this opinion.

                  Furthermore, in rendering this opinion we have relied upon a certificate of an officer of the Company. Although we have not independently verified the truth, accuracy or completeness of the factual representations contained in the certificate and the underlying assumptions upon which they are based, after reasonable inquiry and investigation, nothing has come to our attention that would cause us to question them.

                  Based upon the foregoing, we are of the opinion that, commencing with the taxable year beginning January 1, 1997, the Company has continuously been organized and operated in conformity with the requirements for qualification as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended (the "Code"). The Company's method of operation will permit it to continue to meet the requirements for taxation as a "real estate investment trust" under the Code. The federal income tax treatment described in the Registration Statement under the caption "Important Tax Consequences" is accurate.

                  We note, however, that the ability of the Company to qualify as a real estate investment trust for any year will depend upon future events, some of which are not within the Company's control, and it is not possible to predict whether the facts set forth in the Registration Statement and this letter will continue to be accurate in the future. In addition, our opinions are based on the Code and the regulations thereunder, and the status of the Company as a real estate investment trust for federal income tax purposes may be affected by changes in the Code and the regulations thereunder.

                  We consent to being named as Counsel to the Company in the Registration Statement, to the references in the Registration Statement to our firm and to the inclusion of a copy of this opinion letter as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/Jaeckle Fleischmann & Mugel, LLP